Exhibit 2.4
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of May 9, 2019 (this “Amendment”), is made by and between Catalent Pharma Solutions, Inc., a Delaware corporation (“Buyer”) and Paragon Bioservices, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined).
W I T N E S S E T H:
WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger, dated as of April 14, 2019 (as amended, restated, modified or supplemented from time to time, the “Agreement”), by and among Buyer, the Company, Catalent Holdco I Inc., a Delaware corporation, solely with respect to Section 4.12 therein (solely with respect to the Equity Financing) and Section 8.19 therein, Catalent, Inc., a Delaware corporation (“Parent Guarantor”) and, solely in its capacity as representative of the Company, Pearl Shareholder Representative, LLC, a Delaware limited liability company;
WHEREAS, reference is hereby made to that certain letter agreement (the “Option Rollover Agreement”), dated as of the date hereof, by and between Parent Guarantor and Peter Buzy (the “Rollover Optionholder”);
WHEREAS, pursuant to the Option Rollover Agreement, the Rollover Optionholder and Parent Guarantor have agreed that, at Closing, the Rollover Optionholder will exchange a portion of an Option held by the Rollover Optionholder (the “Rollover Option”) to Parent Guarantor for a grant by Parent Guarantor of an option to purchase shares of the common stock of Parent Guarantor (the “Parent Option”);
WHEREAS, in the absence of the transactions contemplated by the Rollover Agreement and the amendments to the Agreement contemplated by this Amendment, the Rollover Option would have, as of immediately prior to the Effective Time, automatically been settled, cancelled, extinguished and converted into the right to receive the cash consideration contemplated by Section 1.6(b) of the Agreement;
WHEREAS, Parent Guarantor, the Rollover Optionholder, Buyer and the Company have agreed, as evidenced by the respective parties’ execution and delivery of the Option Rollover Agreement and this Amendment, as applicable, that (a) in lieu of the Rollover Optionholder becoming entitled to receive cash consideration in respect of the Rollover Option in connection with the Closing as contemplated by and pursuant to the terms and subject to the conditions of the Agreement as in effect prior to the execution and delivery of this Amendment, upon the effectiveness of each of this Amendment and the Option Rollover Agreement, effective as of the Closing, the Rollover Optionholder (solely with respect to the Rollover Option) will have only the right, pursuant to the Option Rollover Agreement, to receive the Parent Option and, from and after the Effective Time, will cease to have any right with respect to or interest in the Rollover Option, and (b) the aggregate amount of cash consideration required to be paid by Buyer pursuant to the Agreement shall be reduced by an amount equal to the amount of cash that would

Exhibit 2.4
have been paid in extinguishment of the Rollover Option at the Closing, as provided in this Amendment;
WHEREAS, pursuant to Section 7.3 of the Agreement, the Agreement may be amended at any time prior to the Closing by a written instrument signed by Buyer and the Company; and
WHEREAS, in connection with the transactions contemplated by the Option Rollover Agreement, the parties hereto desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the circumstances recited above and the terms and conditions set forth below, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Amendment of the Agreement.
a.Section 1.4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“the Company shall deliver to Buyer and Merger Sub a schedule setting forth (i) the calculation of the Net Merger Consideration, and (ii) the allocation of the Net Merger Consideration payable to all Company Securityholders which shall be in accordance with the Company Charter, Company Equity Plans, Warrants and any other applicable Contract between the Company and any Company Securityholder as of immediately prior to the Effective Time (including the portion of the Net Merger Consideration that the Rollover Optionholder would have been entitled to receive in cash in respect of the Rollover Option in the absence of the First Amendment and the Option Rollover Agreement, which portion of the Net Merger Consideration shall be represented by the Substitute Option and shall not be required to be delivered or paid by Buyer or any of its Affiliates in cash pursuant to this Agreement) (the “Consideration Allocation Schedule”);”
a.Section 1.4(g) of the Agreement is hereby deleted in its entirety and replaced with the following:
“Buyer shall pay to the Company, for further distribution to the Optionholders (other than the Rollover Optionholder solely with respect to the Rollover Option) as reflected in the Consideration Allocation Schedule (after giving effect to any vesting or settlement of any such Option that occurs in connection with the consummation of the Merger), an amount equal to the portion of the Net Merger Consideration payable to the holders of vested Options (other than the Rollover Option) as of immediately prior to the Effective Time, as set forth on the Consideration Allocation Schedule; provided, that for the avoidance of doubt, the aggregate amount required to be paid by Buyer to the Company under this Section 1.4(g) shall be net of the portion of the Net Merger Consideration that the Rollover Optionholder would have been entitled to receive in cash under this Section 1.4(g) in respect of the Rollover Option in the absence of the First Amendment and the Option Rollover Agreement, which portion

Exhibit 2.4
of the Net Merger Consideration shall be represented by the Substitute Option and shall not be required to be delivered or paid by Buyer or any of its Affiliates in cash pursuant to this Section 1.4(g);”
a.Section 1.6(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“Each Option (other than the Rollover Option) that is vested and outstanding immediately prior to the Effective Time (as provided in Section 1.6(d) hereof) shall, immediately prior to the Effective Time, automatically be settled, cancelled, extinguished and converted into and represent the right to receive an amount in cash equal to the sum of (A) a portion of the Net Merger Consideration, plus (B) subject to Section 1.12, a portion of any amount released from the Escrow Funds or otherwise payable to the Company Securityholders pursuant to Section 1.12(d) (provided, that with respect to the portion of any amount released from the Escrow Funds or otherwise payable to the Company Securityholders pursuant to Section 1.12(d) that would have been payable by Buyer or the Company to the Rollover Optionholder in respect of the Rollover Option in the absence of the First Amendment and the Option Rollover Agreement, the amount of cash so released from the Escrow Funds or otherwise required to be paid by Buyer shall be retained by the Company (in the case of the release of any portion of the Escrow Funds) or by Buyer (in the case of any other amount required to be paid by Buyer to the Company Securityholders pursuant to Section 1.12(d)) and, in lieu of any such cash payment, the Substitute Option shall be adjusted in accordance with the terms of the Option Rollover Agreement), plus (C) subject to Section 1.8(d), a portion of any amount released from the Expense Holdback, if any, if and when released to the Company Securityholders in accordance with this Agreement, in each case payable in respect of such Option as set forth on the Consideration Allocation Schedule, and in each case less any applicable withholding Taxes (and, for the avoidance of doubt, upon such automatic settlement, cancellation, extinguishment and conversion, such Option shall no longer represent the right to be settled into Company Shares or any other equity interests of the Company, Buyer, the Surviving Company or any other Person or the right to receive any cash or other consideration as a result of the Merger or otherwise, other than the consideration payable in respect thereof under this Agreement).”
a.Section 1.6 of the Agreement is hereby further amended by adding the following new subsection (f):
(f) The Rollover Option shall, at the Effective Time, be assumed by the Parent Guarantor and converted into the Substitute Option.
a.Section 1.8(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“On the Closing Date, Buyer shall deposit the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds to an account designated in

Exhibit 2.4
writing by the Escrow Agent. The Escrow Funds shall be used exclusively for the purpose of paying any Purchase Price Adjustment pursuant to Section 1.12(c) and shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement. The Escrow Funds shall be held in trust and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement and this Agreement. The Escrow Agent will be required to release the Escrow Funds to Buyer or to or as directed by the Securityholder Representative (for the benefit of, and for further distribution to, the Company Securityholders, including by deposit and distribution by the Paying Agent and, with respect to Options (other than the Rollover Option) and Restricted Shares, payment to the Company for distribution to the holders thereof (other than the Rollover Optionholder solely with respect to the Rollover Option) as of immediately prior to the Effective Time), as applicable, promptly following the final determination of the Purchase Price Adjustment in accordance with Section 1.12 and the joint written instructions delivered to the Escrow Agent, but no later than three (3) Business Days following receipt of such joint written instructions. Buyer shall bear the fees and expenses of the Escrow Agent.”
a.Section 1.8(d) of the Agreement is hereby deleted in its entirety and replaced with the following:
“An amount equal to $500,000 (the “Expense Holdback”) will be delivered by Buyer to the Securityholder Representative and retained and disbursed by the Securityholder Representative pursuant to this Section 1.8(d). The Securityholder Representative shall hold the Expense Holdback as an administrative convenience for the benefit only of the Securityholder Representative and the Company Securityholders, and Buyer shall not have any right, title or interest in the Expense Holdback. The Securityholder Representative shall use the Expense Holdback solely to pay, after the Closing Date (on behalf and on account of the Company Securityholders) any cost or expense relating to the transactions contemplated hereby that are the responsibility of the Company Securityholders hereunder. Upon the Securityholder Representative’s determination, in its sole discretion, that no further cost or expense shall be incurred by the Company Securityholders hereunder, the Securityholder Representative shall disburse any remaining amount of the Expense Holdback to the Company Securityholders in accordance with Section 1.6 (including by deposit and distribution by the Paying Agent and, with respect to Options (other than the Rollover Option) and Restricted Shares, payment to the Company for distribution to the holders thereof (other than the Rollover Optionholder solely with respect to the Rollover Option) as of immediately prior to the Effective Time). With respect to the portion of the Expense Holdback, if any, that would have been distributed to the Rollover Optionholder in respect of the Rollover Option under this Section 1.8(d) and Section 1.6 in the absence of the First Amendment and the Option Rollover

Exhibit 2.4
Agreement, such amount shall be allocated among and distributed to the Company Securityholders on a pro rata basis without regard to the Rollover Option as if the Rollover Option did not exist as of immediately prior to the Effective Time.”
a.Section 1.12(d)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(i) If an adjustment is due pursuant to this Section 1.12(d) and the Purchase Price Adjustment results in a decrease to the Merger Consideration, Buyer and the Securityholder Representative shall, within five (5) Business Days following the final determination of the Purchase Price Adjustment, deliver joint written instructions to the Escrow Agent to pay, by wire transfer of immediately available funds, to (i) Buyer, the lesser of (x) the Purchase Price Adjustment and (y) the total amount of the Escrow Funds, and (ii) to or as directed by the Securityholder Representative (for the benefit of, and for further distribution to, the Company Securityholders, including by deposit and distribution by the Paying Agent and, with respect to Options (other than the Rollover Option) and Restricted Shares, payment to the Company for distribution to the holders thereof (other than the Rollover Optionholder solely with respect to the Rollover Option) as of immediately prior to the Effective Time), any remaining Escrow Funds after the distribution required by the foregoing clause (i), payable in accordance with Section 1.6.”
a..75Section 1.12(d)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(ii) If no adjustment to the Merger Consideration is due pursuant to this Section 1.12(d), Buyer and the Securityholder Representative shall, within five (5) Business Days following the final determination of the Purchase Price Adjustment, deliver joint written instructions to the Escrow Agent to pay, by wire transfer of immediately available funds, to or as directed by the Securityholder Representative (for the benefit of, and for further distribution to, the Company Securityholders, including by deposit and distribution by the Paying Agent and, with respect to Options (other than the Rollover Option) and Restricted Shares, payment to the Company for distribution to the holders thereof (other than the Rollover Optionholder solely with respect to the Rollover Option) as of immediately prior to the Effective Time), the Escrow Funds, payable in accordance with Section 1.6.”
a.Section 1.12(d)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(iii) If an adjustment is due pursuant to this Section 1.12(d) and the Purchase Price Adjustment results in an increase to the Merger Consideration, within five (5) Business Days following the final determination of the Purchase Price

Exhibit 2.4
Adjustment, (i) Buyer and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent to pay, by wire transfer of immediately available funds, to or as directed by the Securityholder Representative (for the benefit of, and for further distribution to, the Company Securityholders, including by deposit and distribution by the Paying Agent and, with respect to Options (other than the Rollover Option) and Restricted Shares, payment to the Company for distribution to the holders thereof (other than the Rollover Optionholder solely with respect to the Rollover Option) as of immediately prior to the Effective Time), the Escrow Funds and (ii) Buyer shall pay in cash the Purchase Price Adjustment to or as directed by the Securityholder Representative (for the benefit of, and for further distribution to, the Company Securityholders, including by deposit and distribution by the Paying Agent and, with respect to Options (other than the Rollover Option) and Restricted Shares, payment to the Company for distribution to the holders thereof (other than the Rollover Optionholder solely with respect to the Rollover Option) as of immediately prior to the Effective Time), payable, in each case, in accordance with Section 1.6.”
a.Article 9 of the Agreement (Definitions) is hereby amended by adding the following defined terms in the appropriate alphabetical order:
“First Amendment” means that certain First Amendment to Agreement and Plan of Merger, dated as of May 9, 2019, by and between Buyer and the Company.
“Option Rollover Agreement” means that certain Rollover Agreement, dated as of May 9, 2019, by and between Parent Guarantor and the Rollover Optionholder.
“Rollover Optionholder” means Peter Buzy, solely in his capacity as the holder of the Rollover Option.
“Rollover Option” means that portion of the Option granted to the Rollover Optionholder on December 16, 2014 with respect to 340,000 Common Shares pursuant to that certain Nonqualified Stock Option Agreement, dated as of December 16, 2014, between the Rollover Optionholder and the Company.
“Substitute Option” means an option to acquire shares of the common stock, par value $0.01, of Parent Guarantor granted to the Rollover Optionholder in exchange for the Rollover Option in the manner described in the Option Rollover Agreement, which shall be subject to the terms and conditions of the Catalent, Inc. 2018 Omnibus Incentive Plan and a Substitute Option Agreement to be executed in connection therewith by Parent Guarantor and the Rollover Optionholder, a copy of which is attached as Exhibit A to the Option Rollover Agreement.
a.Article 9 of the Agreement (Definitions) is hereby amended by amending and restating the definition of the term “Merger Consideration” in its entirety as follows:

Exhibit 2.4
“Merger Consideration” means the payments and, in the case of the Rollover Optionholder in respect of the Rollover Option, other consideration, that the Company Securityholders are entitled to receive pursuant to this Agreement in respect of their Company Shares, Options and Warrants.
2.Effect of Amendment. Except as expressly set forth herein, the Agreement shall not by implication or otherwise be supplemented, modified or amended by virtue of this Amendment, and shall remain in full force and effect, as amended hereby. As amended hereby, the Agreement is hereby ratified and confirmed in all respects.
3.Entire Agreement. This Amendment, together with the Agreement as amended by the terms hereof (and including the Company Disclosure Schedule, the Exhibits and other Schedules thereto, the Escrow Agreement and the Paying Agent Agreement) and any collateral agreement executed in connection with the consummation of the transactions contemplated herein and therein together contain the entire agreement among the Parties with respect to the Merger and related transactions and supersede all prior agreements and understandings, written or oral, with respect thereto.
4.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be exchanged by email (in .pdf format) or facsimile by the parties.
5.Governing Law; Submission to Jurisdiction; Waiver. The provisions of Sections 8.7 and 8.12 of the Agreement are hereby incorporated by reference into this Amendment and made a part hereof as if set forth in full herein.
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Exhibit 2.4
IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

BUYER:
Catalent Pharma Solutions, Inc.

By: /s/ Wetteny Joseph
Name: Wetteny Joseph
Title: Senior Vice President & Chief Financial Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

Exhibit 2.4
COMPANY:
Paragon Bioservices, Inc.

By: /s/ Peter L. Buzy
Name: Peter L. Buzy
Title: President & Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]